Exhibit 4.24

Students Online Service Platform System Development

Service Agreement

Party A: [Name of a school or subsidiary of New Oriental China]

Party B: Shanghai Smart Words Software Technology Company Limited

(1)	WHEREAS, Party A, a private school in China engaged in providing language training and relevant courses, needs Party B to provide the development and daily system maintenance services of students online service platform system; and

(2)	WHEREAS, Party B, a wholly owned foreign enterprise duly organized and existing under PRC laws, owns considerable ability in the software development technology and hardware service technology fields, and possesses experience of the business associated therewith;

NOW, THEREFORE, through friendly negotiation and on the principle of equality and mutual benefit, with regard to the development and daily maintenance service of the students online service platform system provided by Party B to Party A and the payments by Party A for using students online service platform system under this agreement, Parties hereby agree as follows.

1.	General Rules

1.1	“Students online service platform system” means the students online service platform system designed and produced by professional staff organized by Party B within the terms provided in this agreement after the acceptance of Party A’s commission and according to its requirements, and used legally by Party A. This system shall be referred to as “System” in this agreement.

1.2	Responsibility of system development: under the premise of acquaintance to the business procedure of Party A, Party B shall organize professional staff to develop the System in accordance with the business and function demands of Party A. Without written consent of Party A, Party B shall not assign the system development responsibility to any third party, in whole or in part.

1.3	System development term: upon the effectiveness of this agreement, Party B shall fully complete the design and compilation no later than [date], obtain Party A’s confirmation and the executed plan confirmation letter; Party B shall fully finish the installment and adjustment, accept the checking and acceptance of Party A or the institution appointed by Party A no later than [date]; Party B shall assume unconditional obligations of amendment, upgrading or correction in system functional defect, security defect and interface defect, if such defect still exists after the checking and acceptance.

1.4	Maintenance and training of the System: Party B shall provide maintenance service to deal with the System’s malfunctions in the using process by Party A; Party B shall be responsible for the training of the System’s installment, using, daily maintenance and malfunction checking to Party A’s staff.

1.5	Ownership of the System: the System is developed and accomplished by Party B, and both parties may use the System.

1.6	System expenses: means the usage fees and the fees for providing technology support and upgrading the System paid to Party B from Party A according to this agreement.

2.	System Function

2.1	Under the premise of profound negotiation between parties, Party A is responsible for communicating its demands to Party B, and Party B is responsible for realizing system functions.

2.2	Final confirmation of system functions shall be determined by the written documents acknowledged by Party A, including demand analysis. Party B’s research and collection of Party A’ demands and the documents associated therewith constitute the annex of this agreement, having legal effect together with this agreement.

2.3	After the System has been checked, accepted and used normally by Party A, Party B may upgrade or expand the System under Party A’s commission for the purpose of business expansion and alteration of Party A.

3.	System Defect

3.1	If there is any functional defect or operation interface defect in part after the system has been checked and accepted by Party A, Party A shall inform Party B in writing. Party B shall respond within 24 hours after accepting the notice, and exclude the impediment unconditionally through amending, upgrading or correcting the program within the period confirmed by both parties at Party B’s own expenses. Party B will be responsible for the damages of Party A thus caused.

3.2	If there is any data security defect existing after the System has been checked and accepted by Party A, Party B shall be liable pursuant to the provision of data security responsibility in article 7 of this agreement.

4.	System Maintenance and Staff Training

4.1	In the course of normal using of the System by Party A, Party B shall resolve any system malfunction for reasons other than those provided in article 3 of this agreement within 12 hours upon receipt of the notice.

4.2	Within 7 days after the System is checked and accepted by Party A, Party A shall start training at least one of its employees in the System’s installment, using, daily maintenance and malfunction detection. Party A shall designate at least one employee to attend the training sessions.

4.3	After the System’s amendment, upgrading and correction, the parties must organize training sessions pursuant to article 4.2 of this agreement.

5.	Intellectual Property and Source Code

5.1	Party B owns the whole intellectual property and the authorship of the System.

5.2	Party B possesses all the source codes of the System.

6.	System’s Checking and Acceptance

6.1	System shall be delivered to Party A from Party B for checking and acceptance no later than [date]. In the event that Party B delays in delivery, it shall pay to Party B liquidated damages equal to 1% of the contract price under this agreement per day. In the event of a delay over 30 days, Party A is entitled to reject acceptance.

6.2	System’s checking and acceptance can be conducted by either Party A or its designated institutions.

6.3	Party A shall appoint its employees to conduct checking and acceptance within 7 days upon the delivery by Party B. Checking and acceptance shall be deemed to have been conducted by Party A if Party A fails to complete checking and acceptance within the 7-day period.

6.4	If the checking and acceptance delays or fails to pass for reasons provided in article 6.1 of this agreement, Party A can terminate this agreement. Party B shall refund payments to Party A, and compensate the loss of Party A.

7.	Responsibility on Data Security

7.1	Party B shall ensure the System’s data security of Party A in the course of designing and developing of System. Responsibility on system data security includes but not limited to preventing illegal encroachment, preventing destruction of the System by computer virus, data recovery and back-up.

7.2	Party B shall not be exempted from its liability for any encroachment to the System resulting from its adopting a third party’s software or hardware in its plan of system data security design.

7.3	If there exists any data security defect after the System has been checked and accepted and such defect results in losses of Party A, Party B shall exclude the impediment unconditionally within 24 hours upon the receipt of Party A’s notice, recover the data and amend, upgrade or correct the data security System. Party A reserves the right to require Party B to compensate any and all of its losses.

8.	Payment

8.1	Party A shall pay usage fees for the System to Party B in accordance with the revenues and profits generated from such System.

8.2	The usage fees for the System under this agreement shall be [percentage] of Party A’s monthly revenues. Party B has the right to adjust the usage fee standard for the System by a written notice to Party A at any time for any reason. Party A shall accept the adjusted fee standard pursuant to Party B’s written notice.

8.3	Unless otherwise notified by Party B to Party A, the usage fees for the System under this agreement shall be paid on a quarterly basis, deposited by Party A to the bank account designated by Party B, and Party B shall issue formal invoice to Party A.

8.4	Tax and expenses arising out of the execution and implement of this agreement shall be borne by both parties.

9.	Liability of Breach of Contract

9.1	In the event that Party A assigns the use right of the System provided hereunder to a third party without consent of Party B, Party B is entitled to request Party A to stop infringing acts and indemnify Party B and hold Party B harmless. Party A shall compensate twice of its profit generated from such infringement to Party B. Party B reserves its right to take any legal actions.

9.2	In the event that Party B breaches this agreement and causes losses and damages to Party A’s teaching operation, Party B shall compensate Party A twice of its losses.

9.3	In the event that Party A fails to pay the fees provided under this agreement to Party B in time, it shall pay to Party B liquidated damages equal to 0.05% of the overdue payment per day. Party B has right to terminate this agreement after the payment is overdue for over 30 days.

10.	Term and Termination

10.1	The term of this agreement shall be [period], commencing from the date of effectiveness of this agreement. Unless otherwise notified by Party B to Party A to terminate this agreement, this agreement shall be renewed automatically for two (2) years upon the expiration of the term. The number of renewal shall be unlimited. Party B may unilaterally terminate this agreement at any time. Without the consent of Party B, Party A shall not terminate this agreement.

10.2	Any Party will be deemed breaching of contract if it fails to perform any obligation hereunder; the non-breaching party is entitled to issue a written notice of termination of this agreement to the breaching party if the breach is not cured or remedied within 60 business days upon the issuance of the written notice, and under such circumstance this agreement may be terminated thereafter. If the breach is cured by the breaching party within 60 business days upon the issuance of the written notice, this agreement will remain effective.

11.	Dispute Resolution

11.1	The parties shall use their best efforts in good faith to amicably settle any dispute arising out of the performance of this agreement. If the parties fail to reach a settlement agreement, any party can submit the disputes to Shanghai Arbitration Commission for arbitration in Shanghai in accordance with its rules of arbitration in effect. The arbitral award shall be final and binding upon both parties.

11.2	“Dispute” in this clause means the dispute to the formation, time of formation, interpretation, performance, default liability, and modification, assignment, termination and expiry of this agreement.

12.	Miscellaneous

12.1	This agreement shall become effective upon the date of execution by both parties. The parties hereto may enter supplement contracts to the matters not mentioned herein through negotiation. Supplement contracts shall have equal effect to this agreement.

12.2	Any provision of this agreement shall be deemed as severable in a jurisdiction where it conflicts to the laws in this jurisdiction. Any unenforceability of a provision in a jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.3	This agreement together with the documents incorporated hereinto constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Except for those specifically set forth herein and therein, the parties are not bound by any other conditions, provisions, warranties or representations.

12.4	Modifications to this agreement shall be valid only when made in writing and signed by both parties, and such modifications have the same effect to this agreement.

12.5	The execution, validity, construction, performance, modification and dispute resolution of this agreement will be governed by PRC laws.

12.6	Party A shall not assign this agreement, in part or in whole, to any third party without the prior consent of Party B.

12.7	A party’s failure to require the other party to fully and timely perform any provision of this agreement shall not be deemed as its waiver to require the other party’s performance of this provision at any time thereafter.

12.8	If a force majeure event affects the performance of this agreement, the affected party shall immediately notify the other Party by means of telegraph, fax or other electronic forms, and shall furnish within fifteen (15) days thereafter sufficient evidence of the occurrence of the force majeure event. According to impact of the force majeure event to the performance of this agreement, the parties shall determine whether to terminate this agreement through negotiation, waive the performance responsibility in part, or postpone the performance.

12.9	Unless otherwise provided under this agreement, a “day” means a calendar day, and a “business day” means the normal business day of commercial banks in China.

12.10	The annexes of this agreement shall be considered as an integral part of this agreement and have the same effect as this agreement.

12.11	This agreement is executed in two counterparts with each party holding one. Each executive copy shall have the same legal effect.

Each party has caused this agreement to be effective from the date of [date]:

Party A: [Name of a school or subsidiary of New Oriental China]

Authorized representative (signature): /s/ authorized signatory or seal

Party B: Shanghai Smart Words Software Technology Company Limited

Authorized representative (signature): /s/ authorized signatory or seal

Schedule of Material Differences

One or more schools or subsidiaries of New Oriental China entered into students online service platform system development service agreement using this form. Pursuant to instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with schedule setting forth the material details in which the executed agreements differ from this form:

Party A	Date of Effectiveness	Fee (% of Party A’s Revenues)	Renewal
Beijing Haidian District Privately-Funded New Oriental School	12/9/2010	2%	Note -2
Shanghai Yangpu District New Oriental Advanced Study School	12/9/2010	4%	Note -1
Tianjin New Oriental Training School	12/9/2010	4%	Note -1
Xi’an Yanta District New Oriental School	12/9/2010	4%	Note -2
Chongqing New Oriental Training School	12/9/2010	4%	Note -1
Chengdu New Oriental School	12/9/2010	4%	Note -2
Harbin Nangang District New Oriental Training School	12/9/2010	2%	Note -1
Taiyuan New Oriental Training School	12/9/2010	2%	Note -1
Hangzhou New Oriental Advanced Study School	12/9/2010	3%	Note -2
Suzhou New Oriental School	12/9/2010	2%	Note -1

Party A	Date of Effectiveness	Fee (% of Party A’s Revenues)	Renewal
Jilin Chuanying District New Oriental School	1/1/2011	3%	Note -1

Note-1	10.1 Unless otherwise notified by Party B to Party A to terminate this Agreement, this Agreement shall be renewed automatically for two year upon the expiration of the term. The number of renewals shall be unlimited.
Note-2	10.1 Upon the expiration of the term of this Agreement, the parties may renew this Agreement for a term of two years by mutual consent. The number of renewals shall be unlimited.